Exhibit 10.39

May 9, 2006

Roger Chelemedos

116 Oak Road

Orinda, California 94563

Dear Roger:

It is a pleasure to confirm your promotion to Senior Vice President, Finance, Controller and Treasurer. This promotion is based on the following mutual understanding:

1.	You will receive an annual salary of $305,000 payable in equal bi-weekly amounts of $11,730.77.

2.	Your bonus target will be 50% of your base annual salary, which will be prorated this year for the time spent in your new and former roles.

3.	Subject to the approval of the Board of Directors’ Compensation Committee, you will receive a grant of 2,300 shares of restricted common stock which will vest equally over four years.

4.	You will be eligible to participate in the Performance Based Restricted Stock Grant program currently being implemented for senior executives at Longs Drugs. Subject to the approval of the Board of Directors’ Compensation Committee, you will be granted a total award value that is consistent with those amounts granted to other participants at the Senior Vice President level. This award will be subject to vesting and other requirements. Details of the Plan and the Plan goals for FY07 will be provided under separate cover.

5.	Subject to the approval of the Board of Directors’ Compensation Committee, you will be provided the Company’s current standard agreement for termination benefits in the event of change in corporate control, as provided to other Company Executive and Senior Vice Presidents.

Roger, on behalf of Steve and myself, we are pleased to extend to you this promotion and we look forward to our continued relationship.

Sincerely,

LONGS DRUG STORES CALIFORNIA, INC.

Linda Watt
Senior Vice President, Human Resources